Exhibit 99.1

COMPANY CONTACT:
Steve P. Loomis
sloomis@cardiodynamics.com
800-778-4825 Ext. 1015

CardioDynamics Reports Second Fiscal Quarter 2009 Results

SAN DIEGO, CA—July 9, 2009--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ® Impedance Cardiography (ICG) technology, today reported financial results for fiscal second quarter 2009.  Highlights include 11% sequential revenue increase over Q1 2009 and 8% sensor growth compared with Q2 2008, the third consecutive quarter of year over year sensor growth.

Sales Highlights of Second Quarter 2009 Compared with Second Quarter 2008

•	Over 9,000 ICG monitors and modules sold to date, up 10% from 8,200 one year ago

•	ICG device sales totaled 169 units, including 129 stand alone ICG monitors, 94 of which were BioZ Dx systems, 10 BioZ monitors, and 25 Medis ICG monitors

•	ICG sensor revenue increased 8% to $1.9 million, comprising 33% of total sales compared with $1.7 million and 28% of revenue in Q2 2008

•	Field sales headcount totaled 69 associates, up from 67 one year ago

Key Financial Results of Second Quarter 2009 Compared with Second Quarter 2008

•	Operating cash use was $340,000, an improvement of $150,000 or 31%, from $490,000

•	Cash, cash equivalents and short-term investments at May 31, 2009, of $4.2 million

•	Operating loss was $1.1 million, which included $162,000 of non-cash charges for depreciation, amortization and equity compensation and $250,000 of merger transaction related expenses

Second Quarter 2009 Operating Results Discussion

The Company reported net sales of $5.7 million, a 9% decrease from second fiscal quarter 2008, but an 11% sequential increase over first fiscal quarter 2009.  Year over year ICG sales decline was driven by 22% lower BioZ sales, partially offset by 8% growth in recurring sensor revenue.  Sensor revenue grew 11% sequentially from first quarter 2009 to $1.9 million, recording the third consecutive quarter of sensor growth, averaging 10% growth over the three quarters.  Gross margin as a percentage of sales decreased from 71% to 67% in the second quarter of 2009, largely due to a $3,000, or 10% decline in the average BioZ unit sales price in the direct domestic market resulting from a discount sales promotion offered during the second quarter.  Operating expenses were essentially unchanged at $4.9 million compared with second quarter 2008.  The second quarter of 2009 included approximately $250,000 of merger transaction-related expenses.  Operating cash use was $340,000, an improvement of 31%, or $150,000, from $490,000 in the same quarter of 2008.

CEO Comments and Outlook

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, “We navigated through a tough quarter relatively well and were pleased with the third consecutive quarter of sensor revenue growth and 11% sequential revenue growth for the business.  Economic conditions continue to put pressure on capital equipment spending in healthcare and this has affected demand for our BioZ systems.  We are excited to join SonoSite, an industry leader in point of care medicine who shares our vision of creating non-invasive technologies that improve outcomes and reduce the cost of patient care.  Being part of a larger company platform will provide additional resources that should enable accelerated growth for ICG technology in the years ahead.”

Conference Call Information

Due to the merger with SonoSite which was announced on June 9, 2009, there will not be a quarterly financial conference call.  The transaction is subject to shareholder approval and customary closing conditions and is anticipated to close during the third quarter of calendar 2009.

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG).  The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes.  The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease.  Partners include GE Healthcare, Philips Medical Systems and Mindray.  For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2008 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

CardioDynamics International Corporation
In thousands, except per share data (unaudited)

Selected Consolidated Operational Results	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Net sales	$5,652	$6,180	$10,724	$11,942
Cost of sales	1,885	1,772	3,240	3,547
Gross margin	3,767	4,408	7,484	8,395
Research and development	370	370	765	684
Selling and marketing	3,725	3,721	7,295	7,443
General and administrative	816	761	1,589	1,532
Amortization of intangible assets	5	32	31	64
Loss from operations	(1,149)	(476)	(2,196)	(1,328)
Other expense, net	(277)	(192)	(502)	(358)
Loss before income taxes and minority interest	(1,426)	(668)	(2,698)	(1,686)
Minority interest in income of subsidiary	(19)	(11)	(68)	(145)
Income tax provision	(41)	(53)	(180)	(516)
Income from discontinued operations	-	-	-	127
Net loss	$(1,486)	$(732)	$(2,946)	$(2,220)
Net loss per common share:
Basic and diluted	$(0.20)	$(0.10)	$(0.40)	$(0.31)
Weighted-average shares used in per share calculation:
Basic and diluted	7,395	7,193	7,345	7,150

Selected Consolidated Balance Sheet Data
	May 31,	November 30,
	2009	2008
Cash and cash equivalents	$4,187	$6,306
Accounts receivable, net	3,582	3,918
Inventory, net	1,352	1,490
Total current assets	9,445	12,138
Long-term assets	3,583	3,428
Total assets	13,028	15,566
Total current liabilities	3,912	4,499
Long-term liabilities	4,798	4,504
Total liabilities	8,710	9,003
Minority interest	510	472
Shareholders' equity	3,808	6,091